Exhibit 99.1

AIR ANNOUNCEs $534 MILLION NOTE PREPAYMENT AND $200 MILLION in lease cancellation transactions

DENVER,COLORADO, June 21, 2022 – Apartment Income REIT Corp. (“AIR”) (NYSE: AIRC) today announced that it has reached agreement with Apartment Investment and Management Company (“Aimco”) to cancel existing leases at four properties owned by AIR and leased to Aimco for the purpose of their development. With the developments largely complete, the two companies negotiated an early termination of the leases for a negotiated payment of $200 million.

The four properties include 865 apartment homes with average monthly rents of approximately $3,400 and are the North Tower at Flamingo Point in the South Beach neighborhood of Miami Beach, FL; Prism Apartments in the Kendall Square submarket of Cambridge, MA; Fremont Residences on the Anschutz Medical Campus in Aurora, CO; and 707 Leahy located in Redwood City, CA.

As previously announced, AIR and Aimco have also agreed to the prepayment of the $534 million note owed to AIR, plus a prepayment penalty which will be determined at the time of payment based on prevailing interest rates. AIR anticipates receiving $400 million by June 30, 2022 with the balance, including the prepayment penalty, expected before September 30, 2022. Proceeds from the repayment of the note will be used to pay outstanding debt.

AIR has also agreed to sell to Aimco for approximately $7 million AIR’s limited partnership interest in the 16 properties that presently secure the Aimco note.

The completion of these transactions is not expected to affect AIR’s previously issued guidance for 2022.

John McGrath, chairman of AIR’s investment committee, comments: “These properties are located in excellent submarkets, and will enhance AIR’s portfolio quality. We expect they will generate long-term IRRs at a significant spread to AIR’s cost of capital as determined by the properties being sold to fund the cancellation payment. Further, AIR incurred no development risk or lease up dilution of earnings in the process.” McGrath further adds: “We consider the development and redevelopment work done by Aimco as superb, and have high regard for the Aimco team.”

AIR and Aimco also amended the Master Leasing Agreement to grant AIR a right of first offer with respect to properties developed by Aimco to be sold within 12 months after stabilization in exchange for sunsetting the purchase option previously granted to AIR.

All transactions between AIR and Aimco are subject to careful scrutiny by the AIR-AIV Transactions Committee, chaired by AIR’s Chairman of the Board, Tom Keltner, and including Nina Tran and John Rayis, all independent directors. The AIR-AIV Transactions Committee approved the transactions as arm’s length and commercially reasonable. The full Board of AIR unanimously approved the transactions.

After completion of the described transactions, the relationship between AIR and Aimco will include an outstanding lease of a property for its development, property management, and some shared services. The companies expect to consider opportunities together in the future on an arm’s length basis where their respective shareholders can benefit, while they are each free to execute their respective business plans. AIR will also consider opportunities with other developers on future developments, both to confirm the market pricing of services provided by Aimco and to provide AIR with choices for how best to execute a specific development.

About AIR

Apartment Income REIT Corp. (“AIR”) (NYSE: AIRC) is a real estate investment trust focused on the ownership and management of quality apartment communities located in the largest markets in the United States. AIR is one of the country’s largest owners and operators of apartments, with 76 communities in 11 states and the District of Columbia. AIR common shares are traded on the New York Stock Exchange under the ticker symbol AIRC, and are included in the S&P 400. For more information about AIR, please visit our website at www.aircommunities.com.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including, without limitation, statements regarding projected results and specifically forecasts of 2022 results and AIR liquidity and leverage metrics. We caution investors not to place undue reliance on any such forward-looking statements. These forward-looking statements are based on management’s current expectations, estimates and assumptions and subject to risks and uncertainties, that could cause actual results to differ materially from such forward-looking statements.

Contact:

Matthew O’Grady

Senior Vice President, Capital Markets

investors@aircommunities.com

(303) 691-4566